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                     August 25, 2023

       Stephen Jumper
       Chief Executive Officer
       Dawson Geophysical Company
       508 West Wall, Suite 800
       Midland, TX 79701

                                                        Re: Dawson Geophysical
Company
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed June 29, 2023
                                                            File No. 001-32472

       Dear Stephen Jumper:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation
       cc:                                              Grant Everett